Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-259514) on Form S-1 of our report dated March 31, 2022, with respect to the consolidated financial statements of AgileThought, Inc., which appears in the Prospectus Supplement of AgileThought, Inc. dated April 6, 2022, which forms a part of this Registration Statement.

/s/ KPMG LLP

Dallas, Texas
April 8, 2022